Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Faraday Future Intelligent Electric, Inc. (“us”, “our,” “we” or the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”): (1) our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and (2) our redeemable public warrants sold as part of the units sold in our initial public offering (the “public warrants”).
The following descriptions of our capital stock and certain provisions of Certificate of Incorporation, as amended (the “Charter”), our Amended and Restated Bylaws (the “Bylaws”) and Delaware law are summaries. You should also refer to the text of our Charter and our Bylaws, which are filed as exhibits to this Annual Report.
Authorized and Outstanding Capital Stock
The Charter, as amended, authorizes the issuance of up 114,245,313 shares, consisting of two classes of stock: (i) 104,245,313 shares Common Stock, and (ii) 10,000,000 shares of Preferred Stock $0.0001 par value per share (the “Preferred Stock”). The class of Common Stock shall be divided into two series of stock composed of (i) 99,815,625 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 4,429,688 shares of Class B Common Stock (the “Class B Common Stock”). For the avoidance of doubt, the Class A Common Stock and Class B Common Stock are separate series within a single class of Common Stock, and are referred to herein together as the “Common Stock.”
Common Stock
The holders of Class A Common Stock and Class B Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Upon and after the occurrence of a Qualifying Equity Market Capitalization, the holders of shares of Class B Common Stock shall be entitled to ten votes for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or the Charter, the holders of shares of the Common Stock shall at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. The term “Qualifying Equity Market Capitalization” means the Company, for any consecutive period of 20 trading days, having a volume weighted average total equity market capitalization of at least $20 billion as determined, in good faith by the Board of Directors (the “Board”), for each trading day by multiplying the closing sale price per share of Class A Common Stock of the Company on The Nasdaq Stock Market (“Nasdaq”) (or such other securities exchange on which the Company’s securities are then listed for trading) on such trading day (as reported by Bloomberg through its “HP” function or, if not available on Bloomberg, as reported by Morningstar) by the then total number of issued and outstanding shares of Class A Common Stock, Class B Common Stock and other shares of the Company on such trading day.
Shares of Class B Common Stock have the right to convert into shares of Class A Common Stock at any time at the rate of one share of Class A Common Stock for each share of Class B Common Stock. Class A Common Stock does not have the right to convert into Class B Common Stock.
There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the voting power represented by shares of Common Stock voted for the election of directors can elect all of the directors.
Holders of Common Stock will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Common Stock.
Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, holders of our Common Stock shall be entitled to receive dividends out of any of our funds legally available when, as and if declared by the

Board. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividend paid by the Company, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.
Upon the dissolution, liquidation or winding up of the company, subject to the rights, if any, of the holders of our Preferred Stock, the holders of our Common Stock shall be entitled to receive the assets of the company available for distribution to its stockholders ratably in proportion to the number of shares held by them. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any such distribution paid by the Company, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.
Except as set forth above related to the Class B Common Stock, holders of Common Stock will not have preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Common Stock.
Preferred Stock
The Charter authorizes the issuance of 10,000,000 shares of Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board. The Board is empowered, without stockholder approval, to issue the preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock; provided that any issuance of Preferred Stock with more than one vote per share will require the prior approval of the holders of a majority of the outstanding shares of Class B Common Stock. In addition, the Preferred Stock could be utilized as a method of discouraging, delaying or preventing a change in control of the Company.
Description of Warrants
Public Warrants
Each outstanding whole public warrant represents the right to purchase one share of Class A Common Stock at a price of $110,400 per share, subject to adjustment as discussed below.
No public warrant will be exercisable for cash unless there is an effective and current registration statement covering the shares of Class A Common Stock issuable upon exercise of the public warrants and a current prospectus relating to such shares of Class A Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Class A Common Stock issuable upon exercise of the public warrants is not effective within a specified period following the consummation of the initial business combination, public warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise public warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their public warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the public warrants, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of Class A Common Stock for the 5 trading days ending on the trading day prior to the date of exercise. The public warrants will expire on the fifth anniversary of completion of the initial business combination (or July 21, 2026), at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company may call the public warrants for redemption, in whole and not in part, at a price of $0.01 per public warrant,

•at any time while the public warrants are exercisable;
•upon not less than 30 days’ prior written notice of redemption to each public warrant holder;
•if, and only if, the reported last sale price of the shares of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the public warrants become exercisable and ending on the third business day prior to the notice of redemption to public warrants holders; and
•if, and only if, there is a current registration statement in effect with respect to the shares underlying such public warrants.
The right to exercise will be forfeited unless the public warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s public warrants upon surrender of such public warrants.
If the Company calls the public warrants for redemption as described above, its management will have the option to require all holders that wish to exercise public warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the public warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the public warrants, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of Class A Common Stock for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants.
The exercise price and number of shares of Class A Common Stock issuable on exercise of the public warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, the public warrants will not be adjusted for issuances of shares of Class A Common Stock at a price below their respective exercise prices.
The public warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the public warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of public warrants being exercised. The public warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their public warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Public warrants holders may elect to be subject to a restriction on the exercise of their public warrants such that an electing public warrant holder would not be able to exercise their public warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Class A Common Stock outstanding.
No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round up to the nearest whole number of shares of Class A Common Stock to be issued to the public warrant holder.
Continental Stock Transfer & Trust Company, acts as warrant agent for the public warrants pursuant to a warrant agreement between Continental Stock Transfer & Trust and us. The warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder (i) to cure any ambiguity or correct any mistake, including to conform the provisions of the public warrant agreement to the description of the terms of the public warrant and the warrant agreement, or to cure, correct or supplement any defective provision, or (ii) to add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the public warrants. The warrant agreement requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders.
Anti-Takeover Effects of Certain Provisions of Our Charter, Our Bylaws, and Delaware Law
Under the Charter, the Company has certain anti-takeover provisions in place as follows:
Special Meeting of Stockholders
The Bylaws provide that special meetings of stockholders may be called only by (i) the Chairperson of the Board, (ii) the chief executive officer or (iii) a majority vote of the Board.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
The Bylaws provide that stockholders seeking to bring business before the Company’s special meeting of stockholders, or to nominate candidates for election as directors at the Company’s special meeting of stockholders, must provide timely notice of their intent in writing subject to certain exceptions for FF Top Board designees under that certain amended shareholder agreement with FF Global Partners LLC (“FF Global”), a shareholder of the Company (only with respect to the amendment of the Heads of Agreement) and FF Top Holding Ltd (“FF Top”) dated January 13, 2023 (the “Amended Shareholder Agreement”). To be timely, a stockholder’s notice will need to be received by the Company’s secretary at the Company’s principal executive offices no later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding special meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in the Company’s annual proxy statement must comply with the notice periods contained therein. The Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude the Company’s stockholders from bringing matters before the special meeting of stockholders or from making nominations for directors at the Company’s special meeting of stockholders.
Authorized but Unissued Shares
The Company’s authorized but unissued Common Stock and Preferred Stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Forum Selection
The Charter requires, to the fullest extent permitted by law, that derivative actions brought in the Company’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. The Charter also requires that the federal district courts of the United States of America be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of Class A Common Stock shall be deemed to have notice of and consented to the forum provisions in the Charter.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or any of the Company’s directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. The Company cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the Charter to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could harm the Company’s business, operating results and financial condition.
The Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law.
Limitation on Liability and Indemnification of Directors and Officers
The Charter provides that directors and officers will be indemnified by the Company to the fullest extent authorized by Delaware law as it now exists or may in the future be amended.
The Bylaws also permit the Company to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. The Company has purchased a policy of directors’ and officers’ liability insurance that insures the Company’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Company against its obligations to indemnify the directors and officers.
These provisions may discourage stockholders from bringing a lawsuit against the Company’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and the Company’s stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Our Transfer Agent and Warrant Agent

The transfer agent for our Class A Common Stock and warrant agent for our public warrants is Continental Stock Transfer & Trust Company.

Listing of our Securities

Our shares of Class A Common Stock and public warrants are currently traded on Nasdaq under the symbols “FFIE” and “FFIEW,” respectively.